Exhibit (i.10)

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

October 31, 2008

Frontegra Funds, Inc.

400 Skokie Blvd., Suite 500

Northbrook, IL 60062

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion regarding the sale of shares of Frontegra Funds, Inc. dated October 9, 1996, our opinion for the Frontegra Investment Grade Bond Fund (n/k/a Frontegra Columbus Core Fund) dated January 29, 2001, our opinion for the Frontegra Horizon Fund (n/k/a the Frontegra IronBridge Small Cap Fund) dated August 23, 2002, our opinion for the Frontegra New Star International Equity Fund dated October 20, 2003, our opinion for the Frontegra IronBridge SMID Fund dated June 23, 2004, our opinion for the Frontegra Netols Small Cap Value Fund dated August 25, 2005, our opinion for the Frontegra Sky International Value Fund dated August 31, 2007, our opinion for Class Y shares of the Frontegra Columbus Core Plus Fund, Frontegra IronBridge SMID Fund and Frontegra Netols Small Cap Value Fund dated September 4, 2007 and our opinion for the Frontegra Timpani Small Cap Growth Fund dated July 18, 2008.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS